FOR IMMEDIATE RELEASE:

Investor Contact:
Tom Line—Chief Financial Officer
614-255-5989 (tline@diamond-hill.com)

Media Contact:
Lara Hoffmans—Managing Director-Marketing
614-255-5550 (lhoffmans@diamond-hill.com)

DIAMOND HILL INVESTMENT GROUP, INC. REPORTS RESULTS FOR
THIRD QUARTER 2020

    COLUMBUS, Ohio - Oct. 27, 2020 -- Diamond Hill Investment Group, Inc. (NASDAQ:DHIL) today reported unaudited financial results for the third quarter of 2020.

The following are selected highlights for the quarter ended September 30, 2020:

•Assets under management were $22.3 billion compared with $20.6 billion as of June 30, 2020, and $22.2 billion for the year-earlier period.
•Average assets under management were $22.0 billion compared with $21.8 billion during the third quarter of 2019.
•Net inflows were $98 million, compared with $332 million of net inflows for the same period in 2019.
•Revenue was $31.2 million versus $34.6 million in the third quarter of 2019, primarily due to an increase in the mix of assets held in lower fee strategies.
•Operating profit margin was 32% versus 37% for the third quarter of 2019. Operating profit margin, as adjusted6, was 38% for both the third quarter of 2020 and the same period of 2019.
•Net income attributable to common shareholders was $10.6 million, down from $11.4 million during the third quarter of 2019 primarily because of lower revenue, which was partially offset by an increase in investment income.
•Earnings per share attributable to common shareholders - diluted was $3.30.
•Diamond Hill repurchased 53,735 shares totaling $6.7 million during the quarter.
•Total cash and corporate investments held directly by Diamond Hill Capital Management increased to $197.4 million, or $62.36 per share.

“Amid ongoing economic disruption tied to the COVID-19 pandemic, we are operating well in a largely remote environment and are pleased with our continued partnership with our clients,” said Heather Brilliant, president and CEO of Diamond Hill. “Net inflows have been primarily into lower fee strategies, resulting in lower revenue. We have seen strong long-term returns in our large cap and fixed income strategies, while some of our domestic equity strategies have seen mixed results amid a difficult environment for small-cap and value stocks.”

“We are also pleased to announce that Scott Cooley joined our board effective October 26,” said Brilliant. “We welcome his broad industry expertise gained during his 20-plus year tenure at Morningstar—in particular, his experience working with audit committees and managing internal audit and financial reporting functions. We believe he will bring valuable perspectives to our board on behalf of our shareholders.”

Dividends:

The Company today announced that its board of directors has approved a special cash dividend of $12.00 per share payable December 4, 2020, to shareholders of record as of November 25, 2020. The Company expects 100% of the distribution to be classified as a qualified dividend.

Also, today the Company's board of directors approved instituting a quarterly dividend beginning in the first quarter of 2021. Subject to the board of directors approval each quarter and compliance with applicable legal requirements, the Company expects to pay an ongoing quarterly dividend of $1.00 per share. In addition, each year, the board of directors will consider paying an additional special dividend.
Brilliant added, “By focusing on delivering excellent long-term outcomes for clients, we believe we can grow value for shareholders. Our approach to capital allocation is designed to ensure we have sufficient cash to run the business in any market environment, invest in new strategies and give us the ability to return capital to shareholders. Given our history of consistently generating excess cash flow, we are pleased to initiate a quarterly dividend.”

Operating results for the quarter ended September 30, 2020 are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 2020, particularly because of the continuing effects of the COVID-19 pandemic on the U.S. and global economies. The pandemic and the related responses to COVID-19 could continue to affect our results of operations, cash flows and financial position. However, at this time, we cannot reasonably estimate the full impact, given the uncertainty surrounding the duration and severity of the pandemic and its related economic impact.

Selected Income Statement Data
(in thousands, except per share figures)

	Three Months Ended September 30,
	2020	2019	% Change
Revenue	$31,176	$34,592	(10)%
Compensation and related costs, excluding deferred compensation expense	13,704	15,715	(13)%
Deferred compensation expense	1,961	357	NM
Other expenses	5,541	5,763	(4)%
Total operating expenses	21,206	21,835	(3)%
Net operating income	9,970	12,757	(22)%
Investment income, net	5,053	2,822	79%
Net income before taxes	15,023	15,579	(4)%
Income tax expense	(3,882)	(4,063)	(4)%
Net income	11,141	11,516	(3)%
Net income attributable to redeemable noncontrolling interest	(575)	(99)	481%
Net income attributable to common shareholders	$10,566	$11,417	(7)%

Earnings per share attributable to common shareholders - diluted	$3.30	$3.35	(1)%

	Nine Months Ended September 30,
	2020	2019	% Change
Revenue	$91,350	$100,717	(9)%
Compensation and related costs, excluding deferred compensation (benefit) expense	41,679	43,614	(4)%
Deferred compensation expense (benefit)	(2,369)	4,052	NM
Other expenses	14,578	17,081	(15)%
Total operating expenses	53,888	64,747	(17)%
Net operating income	37,462	35,970	4%
Investment income (loss), net	(5,783)	23,627	(124)%
Net income before taxes	31,679	59,597	(47)%
Income tax expense	(9,429)	(14,367)	(34)%
Net income	22,250	45,230	(51)%
Net loss (income) attributable to redeemable noncontrolling interest	2,046	(3,685)	(156)%
Net income attributable to common shareholders	$24,296	$41,545	(42)%

Earnings per share attributable to common shareholders - diluted	$7.52	$12.00	(37)%

Selected Balance Sheet Data
(in thousands, except per share figures)

	As of
	September 30, 2020	December 31, 2019
Total cash and corporate investments held directly by DHCM	$197,352	$187,189
Shareholders' equity	$206,055	$192,856
Book value per share	$65.11	$58.54
Cash and corporate investments per share	$62.36	$56.82

	Change in Assets Under Management
	For the Three Months Ended September 30,
(in millions)	2020	2019
AUM at beginning of the period	$20,645	$21,612
Net cash inflows (outflows)
proprietary funds	56	327
sub-advised funds	71	50
separately managed accounts	(29)	(45)
	98	332
Net market appreciation and income	1,540	259
Increase during the period	1,638	591
AUM at end of the period	$22,283	$22,203

Average AUM during the period	$22,038	$21,822

	Change in Assets Under Management
	For the Nine Months Ended September 30,
(in millions)	2020	2019
AUM at beginning of the period	$23,399	$19,108
Net cash inflows (outflows)
proprietary funds	9	(488)
sub-advised funds	762	185
separately managed accounts	(191)	(216)
	580	(519)
Net market appreciation and income	(1,696)	3,614
Increase (decrease) during the period	(1,116)	3,095
AUM at end of the period	$22,283	$22,203

Average AUM during the period	$21,056	$21,182

	Net Cash Inflows (Outflows) Further Breakdown For the Three Months Ended September 30,
(in millions)	2020	2019
Net cash inflows (outflows)
Equity	$(348)	$72
Fixed Income	446	260
	$98	$332

	Net Cash Inflows (Outflows) Further Breakdown For the Nine Months Ended September 30,
(in millions)	2020	2019
Net cash inflows (outflows)
Equity	$(540)	$(1,158)
Fixed Income	1,120	639
	$580	$(519)

About Diamond Hill:
Based in Columbus, Ohio, Diamond Hill is an independent active asset manager with significant employee ownership and $22.3 billion in assets under management as of September 30, 2020. Investment strategies include long-only U.S. and international equity, alternative long-short equity and fixed income. Diamond Hill invests on behalf of institutions and individuals by providing strategies that deliver lasting value through a shared commitment to its valuation-driven investment principles, including a long-term perspective, disciplined approach and alignment with client interests. For more information visit www.diamond-hill.com.

Use of Supplemental Data as Non-GAAP Performance Measure
As supplemental information, Diamond Hill is providing performance measures that are based on methodologies other than U.S. generally accepted accounting principles (“non-GAAP”). Management believes the non-GAAP measures below are useful measures of its core business activities, are important metrics in estimating the value of an asset management business, and may enable more appropriate peer comparisons. These non-GAAP measures should not be used as a substitute for financial measures calculated in accordance with U.S. generally accepted accounting principles (“GAAP”) and may be calculated differently by other companies. The following schedule reconciles GAAP measures to non-GAAP measures for the three- and nine-months ended September 30, 2020, and 2019, respectively.

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except percentages and per share data)	2020	2019	2020	2019
Total revenue	$31,176	$34,592	$91,350	$100,717

Net operating income, GAAP basis	$9,970	$12,757	$37,462	$35,970
Non-GAAP adjustment:
Gains (losses) on deferred compensation plan investments, net(1)	1,961	357	(2,369)	4,052
Net operating income, as adjusted, non-GAAP basis(2)	11,931	13,114	35,093	40,022
Non-GAAP adjustment:
Tax provision on net operating income, as adjusted, non-GAAP basis(3)	(3,206)	(3,442)	(9,811)	(10,284)
Net operating income, as adjusted, after tax, non-GAAP basis(4)	$8,725	$9,672	$25,282	$29,738

Net operating income, as adjusted after tax per diluted share, non-GAAP basis(5)	$2.73	$2.83	$7.82	$8.59
Diluted weighted average shares outstanding, GAAP basis	3,201	3,412	3,231	3,461

Operating profit margin, GAAP basis	32%	37%	41%	36%
Operating profit margin, as adjusted, non-GAAP basis(6)	38%	38%	38%	40%

(1) Gains on deferred compensation plan investments, net: The gain on deferred compensation plan investments, which increases deferred compensation expense included in operating income, is removed from operating income in the calculation because it is offset by an equal amount in investment income below net operating income on the income statement, and thus, has no impact on net income attributable to the Company.
(2) Net operating income, as adjusted: This non-GAAP measure represents the Company’s net operating income adjusted to exclude the impact on compensation expense of gains and losses on investments in the deferred compensation plan.
(3) Tax provision on net operating income, as adjusted: This non-GAAP measure represents the tax provision excluding the impact of investment related activity and is calculated by applying the unconsolidated effective tax rate to net operating income, as adjusted.
(4) Net operating income, as adjusted, after tax: This non-GAAP measure deducts from the net operating income, as adjusted, the tax provision on net operating income, as adjusted.
(5) Net operating income, as adjusted after tax per diluted share: This non-GAAP measure was calculated by dividing the net operating income, as adjusted after tax, by diluted weighted average shares outstanding.
(6) Operating profit margin, as adjusted: This non-GAAP measure was calculated by dividing the net operating income, as adjusted, by total revenue.

Diamond Hill does not promote that investors consider the above non-GAAP financial measures alone, or as a substitute for, financial information prepared in accordance with GAAP.

Throughout this press release, the Company may make forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, relating to such matters as anticipated operating results, prospects and levels of assets under management, technological developments, economic trends (including interest rates and market volatility), expected transactions and similar matters. The words "believe," "expect," "anticipate," "estimate," "should," "hope," "seek," "plan," "intend" and similar expressions identify forward-looking statements that speak only as of the date thereof. While we believe that the assumptions underlying our forward-looking statements are reasonable, investors are cautioned that any of the assumptions could prove to be inaccurate and, accordingly, our actual results and experiences could differ materially from the anticipated results or other expectations expressed in our forward-looking statements.

Factors that could cause our actual results to differ materially from the results referred to in the forward-looking statements are discussed under "Item 1A. Risk Factors" and elsewhere in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, as well as under "Item 1A. Risk Factors" in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2020. These factors include, but are not limited to: the adverse effect from a decline in the securities markets; a decline in the performance of our products; the effect of national, regional and global economic conditions generally, including the effects of the COVID-19 pandemic and the actions taken in connection therewith; political uncertainty caused by, among other things, political parties, economic nationalist sentiments, tensions surrounding the current socioeconomic landscape and the 2020 U.S. Presidential election; changes in interest rates; changes in national and local economic and political conditions, the continuing economic uncertainty in various parts of the world; changes in government policy and regulation, including monetary policy; changes in our ability to attract or retain key employees; unforeseen costs and other effects related to legal proceedings or investigations of governmental and self-regulatory organizations; and other risks identified from time-to-time in other public documents on file with the Securities and Exchange Commission.

In light of the significant uncertainties in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company or any other persons, that our objectives and plans will be achieved. All forward-looking statements made in this press release are based on information presently available to the management of the Company and speak only as of the date on which they are made. We assume no obligation to update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required by law.
325 John H. McConnell Blvd, Suite 200, Columbus, Ohio 43215 614-255-3333 info@diamond-hill.com